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                                                                    Exhibit 10.9

                           FORM OF STOCK OPTION GRANT


[NAME AND ADDRESS OF OPTIONEE]          Grant Date:              April 25, 2001
                                        Shares Granted:
                                        Stock Option Price:
                                        Last Date to Exercise:   04/25/2011


You have been granted the option to purchase PerkinElmer, Inc. common stock. This grant represents a multi-year grant covering the period 2001 - 2003. The terms of this grant are subject to both the attached Vesting Conditions for [NAME OF OPTIONEE] Stock Option Grant dated 4/25/01 and Exhibit A - Definition of Earnings Per Share. A brief summary of these conditions is as follows:

- These are performance based options that have a cliff vest of 6 years with a 10 year term.

-    Vesting is accelerated if the following targets are met:

     -    Three (3) consecutive four quarter periods of 15% growth in EPS or

     - 50% cumulative growth in EPS in a four quarter period ending no later than the second quarter of 2003.

EXERCISE:

You may exercise this Option, in whole or in part, to purchase a whole number of vested shares at any time, by following the exercise procedures set up by the Company. All exercises must take place by the Last Date to Exercise, or such earlier date as set out following your death, disability or your ceasing to be an employee. The number of shares you may purchase as of any date cannot exceed the total number of shares vested by that date, less any shares you have previously acquired by exercising this Option.

EMPLOYMENT REQUIREMENTS:

The Plan sets out the terms and conditions that govern this grant in the event of your termination of employment, retirement, death or total disability as follows:

- If your employment is terminated for reasons other than retirement, death, or total disability, you will be able to exercise your vested stock options the earlier of the Last Date to Exercise or three (3) months from termination date. All unvested stock options will be cancelled.

- If you terminate at a Company-recognized retirement age, you will be able to exercise your vested stock options the earlier of the option's Last Date to Exercise or three (3) years from the effective date of termination. All unvested stock options will be cancelled.

- If termination is due to your death or total disability, your unvested stock options become 100% vested. You, in the event of your total disability, or your estate, in the event of your death, have the earlier of the stock option's Last Date to Exercise or one (1) year to exercise these options.

The option may be transferred to a Family Member of the Optionee as defined in the instructions to SEC form S-8. The transferee shall be subject to all the terms and conditions applicable to the Option prior to the transfer. The transfer shall not be effective until the Optionee has notified the Company in writing that the transfer has occurred.

TAXES AND WITHHOLDING:

This option is intended to be a Non-Qualified Stock Option. In the event that the Company determines that any federal, state, or local tax or withholding payment is required relating to the exercise of sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company.

PROHIBITED ACTIVITY AGREEMENT:

This stock option grant is subject to the terms and conditions of your signed and executed Prohibited Activity Agreement.

CHANGE OF CONTROL:

If there is a Change of Control, your unvested stock options become 100% vested. Reference attached Change of Control Provision for the complete definition of Change of Control.

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                               Vesting Conditions

                 For [NAME OF OPTIONEE] Stock Option Grant dated
                                 April 25, 2001


     The options shall fully vest on the earliest of the following dates or events:

     (a) The Company's earnings per share, determined as set forth in Exhibit A hereto, for a Measurement Period ending no later than the end of the second fiscal quarter of 2003 is at least 1.5 times the Company's earnings per share for the Base Period. The earnings per share which is required to vest the option shares ("Target EPS") and the earnings per share for the Base Period shall be adjusted in accordance with Exhibit A. Earnings per share for any Measurement Period and any adjustments thereto pursuant to Exhibit A shall be proposed by the Company's management and verified by the Company's independent public accountants.

     (b) The earnings per share for each of three consecutive Measurement Periods is at least 1.15 times the earnings per share for the Measurement Period or the Base Period immediately preceding each such Measurement Period. The first Measurement Period of the three consecutive Measurement Periods referred to in the preceding sentence must begin after the end of the Base Period. The earnings per share which is required to be achieved to vest the option shares ("Target EPS") and the earnings per share for the Base Period shall be adjusted in accordance with Exhibit A. Earnings per share for any Measurement Period and any adjustments thereto pursuant to Exhibit A shall be proposed by the Company's management and verified by the Company's independent public accountants.

     (c) The employment with the Company of the stock option recipient continues without interruption through April 25, 2007.

     For purposes of the foregoing provisions, the Base Period is the period of four consecutive fiscal quarters of the Company ending with the Company's second fiscal quarter of 2001 and a Measurement Period is any period of four consecutive fiscal quarters of the Company ending after the end of the Base Period.

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                                    EXHIBIT A

                        DEFINITION OF EARNINGS PER SHARE

     (a) Earnings Per Share shall mean post-tax earnings per common share for the applicable Base Period or Measurement Period determined on a fully diluted basis as reported in the Company's consolidated financial statements, adjusted as hereinafter described.

     (b) If any of the following events occurs after the end of the Company's second fiscal quarter, then in each Measurement Period in which any such event directly affects post-tax earnings per share, as well as the Base Period, a corresponding adjustment shall be made to arrive at EPS for such Measurement Period or the Base Period, as the case may be:

          (1) Any common stock split or common stock dividend, common stock subdivision or reclassification.

          (2) Any change in accounting principles or Company accounting practices.

          (3)  Any change in laws, regulations or interpretations thereof.


          (4) Any items of a non-recurring nature, as evidenced by their exclusion from adjusted earnings as presented in external earnings releases.

          (5) Any extraordinary item, determined under generally accepted accounting principles.


     (c) In the event a significant business is sold, earnings per share and Target EPS (as defined in Vesting Conditions) shall be appropriately adjusted by the earnings per share of the divested business and shall be appropriately adjusted by the interest from the proceeds of the sale. In the event a significant business is acquired, Target EPS shall be appropriately adjusted in accordance with the acquisition plan approved by the Company's Board of Directors and earnings per share shall be appropriately adjusted by the actual results